EXHIBIT 23.1

Independent Auditors’ Consent

To The Board of Directors

Trimeris, Inc.:

We consent to the use of our report dated February 14, 2003, except as to note 13, which is as of March 13, 2003, with respect to the balance sheets of Trimeris, Inc. as of December 31, 2001 and 2002, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and for the cumulative period from the date of inception (January 7, 1993) to December 31, 2002, incorporated herein by reference.

/s/ KPMG LLP

Raleigh, North Carolina

July 28, 2003